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                                                                    Exhibit 16.1


April 9, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

We have read the four paragraphs of Item 4 included in the attached Form 8-K dated April 5, 2002 of Learning Tree International, Inc. (the Company) to be filed with the Securities and Exchange Commission and have the following comments:

..    We agree with the statement made in the first paragraph in Item 4 with regards to the termination of our relationship. However, we have no basis to agree or disagree with the statements concerning the appointment of Ernst & Young LLP.

..    We agree with the statement made in paragraph 2 items number 1 and 2 of
     Item 4. However, we have no basis to agree or disagree with the statement in paragraph 2 item number 3 in Item 4 concerning any consultation between the Company and Ernst & Young LLP regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements during the two most recent fiscal years through the present.

..    We agree with the statements made in paragraph 3 and 4 of Item 4.


Very truly yours,


/s/ Arthur Andersen LLP
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Arthur Andersen LLP